Exhibit 10.8

Dated this [       ] day of [MONTH] [YEAR].

Loan Agreement

(DATE)

Solomon JFZ (Asia) Holdings Limited

and

Lok Ling Ngai

THIS AGREEMENT is made this [      ] day of [month ] [Year].

BETWEEN

SOLOMON JFZ (ASIA) HOLDINGS LIMITED (華贏東方（亞洲）控股有限公司) whose registered office is situate at Room 1205, Tower 6, The Gateway, Harbour City, 9 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong ("Solomon"); and

LOK LING NGAI ( 駱凌巍然) whose address is at Flat D, 6/F., Block 2, The Beaumount II, Tseung Kwan 0, New Territories, Hong Kong ("Mr. Lok").

WHEREAS

1	Mr. Lok is the director of Solomon.

2.	Solomon has agreed to advance a loan of $___________ to Mr. Lok for investment in projects

3	Solomon has agreed to advance the Loan to Mr. Lok on the terms and conditions as set out below.

IT IS AGREED by the parties as follows :

4.	Solomon agrees to advance to Mr. Lok and Mr. Lok agrees to borrow from Solomon the Loan commencing from the date hereof. The term of the Loan may be extended for such period(s) of time by the parties hereto by agreement in writing from time to time.

5.	The Loan shall bear interest at a fixed amount of HK$[ ] payable on the maturity of the loan.

6.	Unless the term of the Loan has been extended by the parties hereto by agreement in writing as aforesaid, the Loan shall be fully repaid by Mr. Lok on or before the [ ] day of [ ].

7.	Mr. Lok shall be entitled to repay the Loan in whole or in part at any time or from time to time.

8.	The Loan shall immediately due and payable in full if any of the following events occurs:

(a)	filing of a winding up (whether voluntary or involuntary) petition or commencement of any winding up proceedings against Mr. Lok;

(b)	Mr. Lok entering into a plan or other arrangements with his creditors; or

(c)	appointment of any receiver, manager or trustee for Mr. Lok or any substantial part of his property or assets, pursuant to a court order or otherwise.

9.	Mr. Lok undertakes that:

(a)	he will notify Solomon in writing as soon as is reasonably practicable upon becoming aware of the occurrence of any event as set out in Clause 8 above; and

(b)	his obligations hereunder shall rank at all times at least pari passu with all his other present or future unsecured obligations.

10.	If any provision herein is or shall become illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

11.	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement, superseding all other prior oral or written understandings.

12.	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS whereof the parties hereto have executed this Agreement on the day and year first above written.

SIGNED by Solomon JFZ (Asia)

Holdings Limited by Thomas Tam, its Director in the presence of:

SIGNED by Lok Ling Ngai in the ) presence of:

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